Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Media: David Howard (336) 741-3489	Investor Relations: RAI 2016-02 Morris Moore (336) 741-5165

Reynolds American completes sale of

Natural American Spirit international businesses

WINSTON-SALEM, N.C. – Jan. 13, 2016 – Reynolds American Inc. (NYSE: RAI) announced today that it has completed the sale of the international rights to the Natural American Spirit brand name and associated trademarks to the Japan Tobacco Group (JT Group) in an all-cash transaction valued at approximately $5.0 billion. The sale also includes the international companies that distribute and market the brand outside the U.S.

The purchase does not include the rights to the Natural American Spirit brand name and associated trademarks in the U.S. market, U.S. duty-free locations, U.S. territories or in U.S. military outlets, all of which will be retained by Santa Fe Natural Tobacco Company, Inc. Santa Fe is a wholly owned subsidiary of RAI.

With this transaction completed, the international rights to nearly all of RAI’s operating companies’ cigarette trademarks are now owned by international tobacco companies, allowing the RAI companies to focus on brand growth in the U.S. market.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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